Pricing Supplement No.  0150      Dated  01/29/2001             Rule 424(b)(2)
(To Prospectus dated December 1, 1997 and                    File No. 333-38931
Prospectus Supplement dated December 5, 1997)
				This Pricing Supplement consists of 1 page(s)
SALOMON SMITH BARNEY HOLDINGS INC.
Medium-Term Notes, Series H
(Registered Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:     $50,000,000.00
Issue Price:     100.00%
Proceeds to Company on original issuance:     $49,875,000.00
Commission:     			      $125,000.00
Salomon Smith Barney Inc.'s capacity on original issuance: |x| As Agent
If as principal                                     | |  As principal
       | |  The Registered Notes are being offered at varying prices related
	    to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price % of Principal Amount or Face Amount.
Original Issue Date:    01/29/2001
Stated Maturity:    01/29/2004
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates: The 29th of every January, April, July, October.
First Interest Payment Date: April 30, 2001.
    Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate   |X| Floating Rate   | | Indexed Rate
								 (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes):
Base Rate: | | CD Rate | | Commercial Paper Rate  |x| Federal Funds Rate
	   | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
	   | | Treasury Rate Constant Maturity    | | Prime Rate
Calculation Agent (If other than Citibank):   | | Salomon Brothers
					      | | Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
			  |X| Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  Daily.
Rate Determination Dates: 1 day New York no rate cutoff.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:    Federal Funds Rate
Spread (+/-):      +50 basis points
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     | | Yes (See Attached)  |X| No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
	Optional Repayment Dates:
	Optional Repayment Prices:
Discount Note:   | |  Yes   |x|  No
	Total Amount of OID   :
	Bond Yield to Call    :
	Bond Yield to Maturity:
	Yield to Maturity     :
Cusip:  79548EGF3





				DESCRIPTION OF THE NOTES

Trustee

	 The "Trustee" under the Senior Debt Indenture will be The First National Bank of Chicago(as successor trustee to Citibank, N.A.) under an Indenture dated as of December 1, 1988, as amended or supplemented from time to time.